EXHIBIT 23.4


                        Independent Accountants' Consent





The Board of Directors
Physician Computer Network, Inc.:



We consent to incorporation by reference in the registration statement on Form S-4 of Physician Computer Network, Inc. of our report dated July 19, 1996, relating to the balance sheet comprised of certain assets and liabilities of the medical and commercial divisions of CUSA Technologies, Inc. as of March 31, 1996 and the related statements of operations and cash flows for the nine- month period then ended which report appears on Form 8-K/A of Physician Computer Network, Inc. dated August 7, 1996 (July 2, 1996) .

We also consent to the reference to our firm under the heading "Experts" in the proxy and prospectus.


                                   KPMG Peat Marwick LLP


Salt Lake City, Utah
August 8, 1996